Exhibit 99.2



                     Cautionary Statement
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UAL Corporation ("UAL") and its representatives from time to time participate in speeches and calls with market analysts, conferences with investors and potential investors of UAL and United Air Lines, Inc. securities, and other meetings and conferences.

Some of the information presented in such speeches, calls, meetings and conferences may be forward-looking and involves risks and uncertainties that could result in actual results differing materially from expected results. It is not reasonably possible to itemize all of the many factors and specific events that could affect the outlook of an airline operating in the global economy. Some factors that could significantly impact expected capacity, traffic, load factors, yields, revenues, unit revenues, expenses, costs, unit costs, fully distributed unit costs, capital spending, cash flows, pre-tax margins, earnings, fully distributed earnings, earnings per share, fully distributed earnings per share and price to earnings ratios include the airline pricing environment; industry capacity decisions; the effect of the U.S. excise tax on travel; the success of the company's cost control efforts; the cost of crude oil and jet fuel; the cost of security and safety measures; low-fare carrier expansion; actions of the U.S., foreign and local governments; foreign currency exchange rate fluctuations; the Asian economic environment and travel patterns; the willingness of customers to travel; the price of UAL common stock; inflation; the timing of aircraft deliveries from manufacturers; the economic environment of the airline industry and the economic environment in general.

With respect to the proposed alliance transaction with Delta Air Lines, factors, in addition to those factors noted above, that could significantly affect the revenue, earnings, and other benefits from the alliance include: the implementation of alliances by competitors, and the outcome of discussions with both carriers' pilot unions, international partners, and commuter carriers regarding implementation of the proposed alliance transaction.